                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Medical Graphics Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
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    (4) Date Filed:

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

                            MEDICAL GRAPHICS CORPORATION

                               350 OAK GROVE PARKWAY
                            SAINT PAUL, MINNESOTA 55127

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 27, 1999

TO THE SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of Shareholders of Medical Graphics Corporation, a Minnesota corporation (the "Company"), to be held on Wednesday, May 27, 1999, at 1:00 p.m. local time, at the Company's offices at 350 Oak Grove Parkway, Saint Paul, Minnesota for the following purposes:

     1.   To elect three directors to serve for a period of three years;

     2. To approve an amendment to the Company's Articles of Incorporation to increase the Company's authorized shares of capital stock from 10,000,000 to 25,000,000;

     3. To approve an amendment to the Company's 1987 Stock Option Plan (the "1987 Plan"); and

     4. To act upon such other business as may properly come before the Annual Meeting, or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on April 23, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

     Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998.

                                       By Order of the Board of Directors,



                                       Richard E. Jahnke,
                                       President and Chief Executive Officer

Saint Paul, Minnesota
Dated:  April 30, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN
                            THE REPLY ENVELOPE PROVIDED.

                             MEDICAL GRAPHICS CORPORATION

                            ANNUAL MEETING OF SHAREHOLDERS
                                     MAY 27, 1999
                                   PROXY STATEMENT

     This Proxy Statement is submitted in support of a proxy solicitation by the Board of Directors of Medical Graphics Corporation (the "Company"), 350 Oak Grove Parkway, Saint Paul, Minnesota 55127, in connection with the 1999 Annual Meeting of Shareholders to be held on Thursday, May 27, 1999 at 1:00 p.m. local time, at the Company's offices, Saint Paul, Minnesota. The Company expects that the Notice of Annual Meeting, Proxy Statement and form of proxy will be mailed to shareholders on or about May 3, 1999.

     Shareholders of record at the close of business on April 23, 1999 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of April 23, 1999, the Company had 5,613,620 shares of its common stock, $0.05 par value issued, outstanding and entitled to be voted at the Annual Meeting. In addition, on April 23, 1999, the Company had 444,445 shares of Class A Stock (the "Class A Stock") issued, outstanding and entitled to be voted at the Annual Meeting. The common stock and Class A Stock are the only classes of voting securities of the Company. Each holder of outstanding shares of the Common stock is entitled to one vote per share on all matters being presented at the Annual Meeting. Each holder of Class A Stock is entitled to 3.375 votes per share on all matters being presented at the Annual Meeting. There is no cumulative voting. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter.

     The enclosed proxy, when properly signed and returned to the Company, will be voted by the persons named therein at the Annual Meeting as directed therein. Proxies in which no designation is made with respect to the various matters of business to be transacted at the Annual Meeting will be voted (i) for the nominees for directors as proposed herein; (ii) for the increase in authorized shares of the Company; (iii) for the amendment to the Company's 1987 Plan; and in the best judgment of the persons named in the proxy as to any other matters that may properly come before the Annual Meeting.

     A proxy may be revoked at any time prior to its being exercised at the Annual Meeting by written notification to the Secretary of the Company. Personal attendance at the Annual Meeting is not sufficient to revoke a proxy unless a written notice of proxy termination is filed with an officer of the Company at the Annual Meeting.

     The solicitation expenses incurred herein will be borne by the Company, and this solicitation will be distributed by mail to the shareholders. Some of the officers, directors and regular management employees of the Company may also solicit proxies on behalf of management in person or by facsimile transmission or telephone. No additional compensation will be paid to such persons therefore; however, any costs thereof will be borne by the Company. The Company will reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to the beneficial owners of the Common stock.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The only voting securities of the Company are shares of Common stock and shares of Class A Stock, of which 5,613,620 shares and 444,445 shares, respectively, were outstanding as of April 23, 1999. Management believes that as of April 23, 1999, no person beneficially owned more than five percent of the voting power combined outstanding common stock and Class A Stock of the Company, except as set forth in the table below.

                                       NUMBER OF SHARES         PERCENT OF
 NAME AND ADDRESS OF                     BENEFICIALLY             VOTING
 BENEFICIAL OWNER                           OWNED               SECURITIES
 --------------------                  ----------------         ----------
 John D. Wunsch                          2,190,136 (1)              30.7
 FAMCO II LLC
 Family Financial Strategies,
   Inc.
 Interchange Tower, Suite 850
 600 South Highway 169
 Minneapolis, MN 55426

 Austin W. Marxe and                       727,272 (2)              10.2
 AWM Investment Company, Inc.
 153 East 53 Street
 New York, NY  10022

 Heartland Advisors, Inc.                  680,700 (3)               9.6
 790 North Milwaukee Street
 Milwaukee, WI  53202

 Mark W. Sheffert                          480,500 (4)               6.4
 3650 IDS Center
 Minneapolis, MN 55402

(1) Includes 444,445 shares of the Company's Class A Stock, and 663,636 shares of Common stock, all owned by FAMCO II LLC which is managed by Family Financial Strategies, Inc., of which Mr. Wunsch is the Chief Executive Officer. Mr. Wunsch disclaims beneficial ownership of such shares. Mr. Wunsch's total also includes 20,000 shares subject to exercisable options held by Mr. Wunsch.

(2) Of the 1,429,422 shares beneficially owned by Austin W. Marxe and AWM Investment Company, Inc. ("AWM"), 272,727 shares are owned by the Special Situations Fund III L.P. (the "Fund"), 90,909 shares are owned by the Special Situations Cayman Fund, L.P. (the "Cayman Fund"), and 363,636 shares are beneficially owned by the Special Situations Private Equity Fund, L.P. (the "Equity Fund"). Austin W. Marxe is the principal owner and President of AWM. AWM is the sole general partner of MGP, a registered investment adviser, and the general partner and investment adviser to the Fund and the Cayman Fund. This disclosure is based on a Schedule 13G, filed with the Securities and Exchange Commission on January 8, 1999.

(3) Shares are held in investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than 5% of the class. This disclosure is based on a Schedule 13G/A, dated as of February 2, 1999, filed with the Securities and Exchange Commission.

(4)  See "Security Ownership of Directors and Management."

                   SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of April 23, 1999, shares of voting securities of the Company owned by each current director and nominee for director, by each executive officer of the Company named in the Summary Compensation Table below (the "Named Executives") and by all current directors and executive officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown.

                                                                       SHARES THAT MAY BE
                                                                      ACQUIRED WITHIN SIXTY                           PERCENT OF
 NAMES OF DIRECTORS, NOMINEES                                                DAYS OF                                    VOTING
 AND THE NAMED EXECUTIVES                      SHARES OWNED (1)           APRIL 23, 1999          TOTAL SHARES        SECURITIES
 ----------------------------                  ----------------       ---------------------       ------------        ----------
 Anthony J. Adducci                                 44,750                   18,250                  63,000                *

 Gerald T. Knight                                   47,000                   25,918                  72,918               1.0

 W. Edward McConaghay                               10,500                   28,584                  39,084                *

 John C. Penn                                       9,500                    26,250                  35,750                *

 Mark W. Sheffert                                   52,500                   428,000                 480,500              6.4

 Glenn D. Taylor                                     -0-                     33,334                  33,334                *

 Donald C. Wegmiller                                25,500                   26,668                  52,168                *

 Richard Jahnke                                     6,000                    50,000                  56,000

 John D. Wunsch                                   2,170,136                  20,000                 2,190,136            30.7

 Terrance J. Kapsen                                 46,026                   22,500                  68,526

 Dale H. Johnson                                    8,000                    20,000                  28,000                *

 Michael G. Snow                                    1,000                    15,000                  16,000                *

 Rex T. Fasching                                     -0-                     30,000                  30,000                *

 David B. Viele                                      450                       -0-                      450                *

 Anthony A. Curro                                    -0-                       -0-                     -0-                 *

 All current directors and executive              2,420,912                  730,670                3,146,582            39.9
 officers as a Group
 (13 persons)



(1) The number of shares shown includes shares as to which the nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: Anthony J. Adducci - 30,500 shares held in the Adducci Revocable Trust of which Mr. Adducci is Co-Trustee and 12,750 shares held in trust for Mr. Adducci's daughter; W. Edward McConaghay - 3,000 shares held by Mr. McConaghay's wife ; John D. Wunsch - 444,445 shares of the Company's Class A Stock, and 663,636 shares of Common stock, all owned by FAMCO II LLC which is managed by Family Financial Strategies, Inc., of which Mr. Wunsch is the Chief Executive Officer.

                                ELECTION OF DIRECTORS
                                    PROPOSAL NO. 1

     The number of members of the Board of Directors is currently set at eight, and the directors are divided into Class A (currently consisting of two directors whose term ends in 2001), Class B (currently consisting of three directors whose term ends in 1999) and Class C (currently consisting of three directors whose term ends in 2000). The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Anthony J. Adducci, Gerald T. Knight and W. Edward McConaghay are the Class B directors whose terms expire at the Annual Meeting. The other directors of the Company will continue in office for their existing terms. Richard E. Jahnke and John D. Wunsch are the Class A directors. Mark W. Sheffert, John C. Penn and Donald C. Wegmiller are the Class C directors. The Board of Directors has nominated Messrs. Knight and McConaghay for election to the Board at the Annual Meeting for terms expiring at the annual meeting in 2002.

     Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect Messrs. Knight and McConaghay. If a shareholder of record returns a proxy withholding authority to vote the proxy with respect to any of the nominees, then the shares of the common stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee or nominees, but shall not be deemed to have been voted for such nominee or nominees. The affirmative vote of a majority of the outstanding shares of the Common stock is necessary to elect each nominee. Cumulative voting is not permitted. In the unlikely event that any of the nominees is not a candidate for election at the Annual Meeting, the persons named in the accompanying form of proxy will vote for such other persons as the Board of Directors may designate. The Board of Directors has no reason to believe that any nominee will not be a candidate for election.

     In addition to Mr. Knight and Mr. McConaghay, the term of Anthony J. Adducci ends at the Annual Meeting. Mr. Adducci has decided not to stand for reelection at the Annual Meeting of Shareholders. Mr. Adducci has served the Company as a director since 1981. The Company wishes to thank Mr. Adducci for his many years of faithful service.

     Certain biographical information furnished by the Company's Board of Directors is set forth below.

         NAME, BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND SELECTED
                       OTHER INFORMATION CONCERNING NOMINEES

--------------------------------------------------------------------------------
CLASS B (TERM ENDING IN 2002)
--------------------------------------------------------------------------------

Gerald T. Knight                         Executive Vice President and Chief
Director since October 1990              Executive Officer of Fingerhut
Age -- 51                                Companies, Inc.

Mr. Knight has been Senior Vice President and Chief Financial Officer of Fingerhut Companies, Inc. since June 1997. From April 1992 to May 1997 he was Vice President -- Finance and Chief Financial Officer of The Toro Company, a manufacturer of turf maintenance and irrigation equipment. From December 1990 to March 1992, Mr. Knight was Executive Director -- Finance and Corporate Controller of NeXT Computer, Inc., a manufacturer of computer workstations. From November 1985 through December 1990 he served in several executive level financial positions for The Pillsbury Company. During the previous fifteen years, Mr. Knight served in a number of financial positions with General Electric Company. Mr. Knight served as Chairman of the Board at Medical Graphics Corporation from May 1995 to December 1995.

--------------------------------------------------------------------------------

W. Edward McConaghay                     President and Chief Executive Officer
Director since March 1994                of Telident, Inc.
Age -- 50

Mr. McConaghay has been the President, Chief Executive Officer and a Director of Telident, Inc., specializing in enhanced 9-1-1 response technology, since April 1, 1997. He was President and Chief Executive Officer of Digital Technics, a telecommunications firm, from 1996 to 1997. During 1995 he was a principal in Key Indicators, a consulting firm specializing in new product and market development for information and technology based businesses. He was Senior Vice President of Sales and Marketing for Deluxe Corporation, a Minnesota check and business forms printing company, from December 1993 to January 1995. From 1983 to 1993, he served in various management positions at Northern Telecom, Inc.


         NAME, BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND SELECTED
                  OTHER INFORMATION CONCERNING CONTINUING DIRECTORS
--------------------------------------------------------------------------------
CLASS A (TERM ENDING IN 2001)
--------------------------------------------------------------------------------

Richard E. Jahnke                        President and Chief Executive Officer
Director since August 1998               Medical Graphics Corporation
Age -- 50

Richard E. Jahnke, 50, has served as the Company's President and Chief Operating Officer since August 1998. From 1993 to March 1998, Mr. Jahnke serve as President and Chief Operating Officer at CNS, Inc. a consumer health care products company. From 1991 to 1993, he was Executive Vice President and Chief Operating Officer of Lemna Corporation, which manufactures and sells waste water treatment systems. From 1986 to 1991, Mr. Jahnke was general manager of the government operations division of ADC Telecommunications, an electronic communications systems manufacturer. From 1982 to 1986, he was Director of Marketing and Business and Technical Development at BMC Industries, Inc. From 1972 to 1982, he held various positions of increasing responsibility in engineering, sales and marketing management at 3M Company.

--------------------------------------------------------------------------------

John D. Wunsch                           President and Chief Executive Officer
Director since March 1997                Family Financial Strategies, Inc.
Age -- 50

Mr. Wunsch has been President and Chief Executive Officer of Family Financial Strategies, Inc., a registered investment advisory firm, since January 1, 1997. Family Financial Strategies, Inc., an integrator of services to high net worth families, manages a diversified investment strategy including several equity pools and direct investments in real estate, venture capital, energy and other non-traditional investments throughout the country. From August 1990 to January 1997, he served as President of Perrybell Investments, Inc., a registered investment advisory firm. Mr. Wunsch is a director of ADC Telecommunications, Inc. and Telident, Inc.

--------------------------------------------------------------------------------
CLASS C (TERM ENDING IN 2000)
--------------------------------------------------------------------------------

Mark W. Sheffert                         Chairman and Chief Executive Officer

Director since January 1997              of Manchester Companies, Inc.
Age -- 51

Mr. Sheffert has over 25 years of financial and financial services experience. He is the founder of Manchester Companies, Inc. ("MCI") whose business is investment banking, management consulting, corporate renewal and commercial finance. Prior to founding MCI in December 1994, Mr. Sheffert was a founder and managing partner of Sheffert & Wein, Inc. ("SWI") a private investment and management consulting firm specializing in the acquisition and turn-around of operationally/financially distressed companies. Before founding SWI in October 1990, Mr. Sheffert was a senior executive with First Bank System for over eight years where he served in various high-level management capacities and was eventually named one of two Presidents of First Bank System. Before joining First Bank System, Mr. Sheffert was Chief Operating Officer and Director of North Central Life Insurance Company. Mr. Sheffert serves on the Board of Directors of Telident, Inc., LifeRate Systems, Inc.and Fourth Shift, Inc.

--------------------------------------------------------------------------------

John C. Penn                             Vice Chairman and Chief Executive
Director since December 1996             Officer
Age -- 59                                Satellite Industries, Inc. and
                                         Satellite Shelters, Inc.

Mr. Penn has served as Vice Chairman and Chief Executive Officer of Satellite Industries, Inc., a manufacturer of portable restroom facilities and also of Satellite Shelters, Inc., a distributor of relocatable buildings, since March 1998. From 1990 to March 1998, Mr. Penn served as President and Chief Executive Officer of CDI Management Corp. From 1988 to 1990, he served as President and Chief Executive Officer of Benson Optical Company. During the previous 26 years, he served in various senior operations capacities for various companies. Mr. Penn serves and has served on the Board of Directors of several privately held corporations.

--------------------------------------------------------------------------------

Donald C. Wegmiller                      President of Management Compensation
Director since 1988                      Group/HealthCare Compensation
Age -- 60

Mr. Wegmiller has been President of Management Compensation Group/HealthCare Compensation, an executive and physician compensation consulting firm for healthcare organizations, since 1993. From 1992 to 1993, he was Vice Chairman and President of HealthSpan Health System, a Minneapolis-based diversified health services organization. From 1978 to 1992, he was President and Chief Executive Officer of HealthSpan. From 1986 to 1988, he served as Chairman of the Board of the American Hospital Association. Mr. Wegmiller serves on the Board of Directors of Possis Medical, Inc., Minnesota Power, SelectCare and LecTec Corporation.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' COMMITTEES AND MEETINGS

     The Board of Directors held seven meetings during the Company's fiscal year ended December 31, 1998. All directors and nominees for director attended at least eighty percent of the meetings held during 1998 of the Board of Directors and all Committees on which the director served. Directors who are not employees of the Company received an option to purchase 1,500 shares of Common stock for each meeting of the Board attended and an option to purchase 500 shares of Common stock for each Committee meeting attended.

The Company has three standing committees of the Board of Directors, as follows:


NAME OF COMMITTEE                                 MEMBERSHIP
-----------------                                 ----------
Audit Committee.................................  Gerald T. Knight (Chair), John
                                                  C. Penn and John D. Wunsch

Compensation Committee..........................  Donald C. Wegmiller (Chair),
                                                  Anthony J. Adducci and W.
                                                  Edward McConaghay

Nominating Committee............................  John C. Penn (Chair) and Mark
                                                  W. Sheffert

     The Audit Committee is responsible for reviewing the services provided by the Company's independent auditors and comments made by the independent auditors in letters of recommendation to management, and reviewing internal accounting controls and procedures and discussing the same with the Company's Chief Financial Officer. The Compensation Committee is responsible for reviewing and approving compensation to be paid to officers, key employees and directors. The Nominating Committee is responsible for director nominations and will not consider nominations recommended by shareholders. In 1998, the Audit Committee held one meeting, the Compensation Committee held two meetings and the Nominating Committee held no meetings.


                          EXECUTIVE OFFICERS OF THE COMPANY

NAME                    AGE      TITLE
----                    ---      -----
Mark W. Sheffert         51      Chairman

Richard E. Jahnke        50      President and Chief Executive Officer

Dale H. Johnson          54      Chief Financial Officer

Terrance J. Kapsen       48      Vice President - Cardiorespiratory Business

Rex T. Fasching          58      Vice President - Operations

Michael G. Snow          49      Vice President - Research and Development/QARA

--------------

Biographical information on Mark W. Sheffert and Richard E. Jahnke is provided elsewhere in this Proxy Statement under "Election of Directors."

Dale H. Johnson, CPA, joined the Company in January 1997 and was appointed Chief Financial Officer in March 1997. Prior to joining the Company, he served as a consultant to companies in financial distress from 1995 to 1997. From 1994 to 1995, he served as Chief Financial Officer to Larson Companies, a privately-owned group of heavy truck dealerships. From 1991 to 1994, he served as Chief Financial Officer to the

National Marrow Donor Program. From 1971 to 1986, he served as Chief Financial Officer for the Pepsi subsidiary of MEI Corporation. In 1986, MEI was acquired by PepsiCo, Inc., and thereafter Mr. Johnson served as Area Chief Financial Officer to PepsiCo, Inc. During the previous five years, he worked as an accountant with Arthur Andersen & Co. and served as a finance officer in the United States Army. Mr. Johnson holds a B.A. in Economics and Accounting from St. John's University and is a Certified Public Accountant.

Terrance J. Kapsen has been a Vice President of the Company since December 1981, most recently as Vice President - Cardiorespiratory Business since 1998. Mr. Kapsen has had various sales, marketing and technology-related positions since joining the Company in 1981. From 1973 to 1980, Mr. Kapsen was an Assistant Scientist at the University of Minnesota working in the area of pulmonary medicine. Mr. Kapsen holds a B.S. degree in Biology from St. John's University.

Rex T. Fasching joined the Company in January 1997 as a consultant and was named Vice President of Operations in March 1997. Prior to joining the Company, Mr. Fasching owned and operated a manufacturing consulting business from 1991 to 1997. From 1992 to 1995, he also served as Executive Vice President of ErgometRx Corporation, a manufacturer of aerobic and anaerobic exercise testing and training equipment and software. Mr. Fasching's other experiences during over 20 years in executive manufacturing management include purchasing two financially distressed manufacturing companies, successfully turning them around to profitability, and selling them.

Michael G. Snow was named Vice President of Research and Development in March 1997. He re-joined the Company in October 1995 as Vice President, Quality Assurance/Regulatory Affairs after managing Respiratory Care Services and Pulmonary Physiology and Research at California Pacific Medical Center for five years. He has over 25 years experience in the cardiopulmonary field and has authored over 50 scientific papers. Prior to joining the California Pacific Medical Center, Mr. Snow served as Vice President of Research and Development at the Company and held other technology-related positions with the Company since 1984. He majored in Quantitative Analysis/Business Administration at National University in San Diego and holds an A.S. in Cardiopulmonary/Biomedical Technology from Grossmont College. Mr. Snow is a former president of the National Board for Respiratory Care, the national accreditation agency for the Company's core market.

                               EXECUTIVE COMPENSATION

                             SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the Company's most highly paid executive officers whose total annual salary and bonus exceeded $100,000.



                                                                                      LONG TERM COMPENSATION
                                                    ANNUAL COMPENSATION                      AWARDS
                                            ----------------------------------        ----------------------
                                                                 Other                Restricted      Securities
 Name and                                                        Annual               Stock           Underlying     All Other
 Principal                                                       Compen-              Award(s)        Options        Compen-
 Position                       Year        Salary ($) Bonus ($)sation ($)(1)          ($)            (#)(2)         sation ($)(3)
------------------------        ----        ---------- ----------------------         ----------      -----------    -------------
Richard E. Jahnke               1998          96,923    -0-       -                   -0-             400,000        -0-
  President and Chief
     Executive Officer


                                                                      8


Glenn D. Taylor (4)             1998         156,154    -0-       -                   -0-             -0-            -0-
  Former Chief Executive        1997         127,885    -0-       -                   -0-            150,000         -0-
    Officer

Anthony A. Curro (5)            1997         124,616    -0-       -                   -0-             15,000         -0-
  Former Vice President -       1996         117,021    -0-       -                   -0-             -0-            295
    Sales                       1995         101,832    -0-       -                   -0-             -0-            1,153

David B. Viele (6)              1998         114,230    5,000     -                   -0-             -0-            -0-
  Former Vice President -       1997          38,923    -0-                           -0-             15,000         -0-
    Marketing                   1996          59,209    8,769                         -0-             -0-            -0-

Terrance J. Kapsen              1998         114,231    -0-       -                   -0-             10,000         -0-
  Vice President -              1997         109,536    -0-       -                   -0-             -0-            254
     Cardiorespiratory Business 1996         111,283    -0-       -                   -0-             -0-            1,649

Dale H. Johnson                 1998         103,846    -0-       -                   -0-             10,000         -0-
  Chief Financial Officer       1997          86,923    -0-       -                   -0-             30,000         -0-

Rex T. Fasching                 1998         103,846    -0-       -                   -0-             10,000         -0-
 Vice President - Operations    1997          91,385    -0-       -                   -0-             37,500         -0-

Michael G. Snow                 1998         103,846    -0-       -                   -0-             10,000         -0-
 Vice President -               1997          99,308    -0-       -                   -0-             -0-            -0-
   Research and Development     1996          85,128    -0-       -                   -0-             -0-            343

------------
(1) The compensation reported represents perquisites paid for by the Company, including

(2) Represents securities underlying stock options granted, except as otherwise noted, under the Company's 1987 Plan, as amended. The 1987 Plan does not provide for the granting of stock appreciation rights ("SARs").

(3) The compensation reported represents Company matching contributions under the Company's Employee Savings Incentive Plan, a 401(k) retirement plan.

(4)  Mr. Taylor resigned his position at the Company effective July 30, 1998.

(5)  Mr. Curro resigned his position at the Company effective July 31, 1998.

(6)  Mr. Viele resigned his position at the Company effective December 31, 1998.



                       STOCK OPTION GRANTS AND EXERCISES TABLES

     The following tables summarize stock option grants and exercises during fiscal 1998 to or by the Named Executives.

                             OPTION GRANTS IN FISCAL 1998



                                                                    Individual Grants
                          ---------------------------------------------------------------------------------------------------------
                               Number of
                         Securities Underlying               % of total Options              Exercise or
                            Options Granted                 Granted to Employees             Base Price                 Expiration
Name                              (#)                        in Fiscal 1998                  ($/Sh)(1)                     Date
--------------------     ---------------------              --------------------             ------------               ----------
                                                                      9

Richard Jahnke                200,000                                43.2                       1.25                     12/15/08
                              200,000                                43.2                       2.25                     08/03/08

Glenn D. Taylor               -0-                                    -0-                         -0-                      -0-

Anthony A. Curro              -0-                                    -0-                         ---                      ---

David B. Viele                -0-                                    -0-                         ---                      ---

Terrance J. Kapsen             10,000                                 2.1                       1.00                     12/15/03

Dale H. Johnson                10,000                                 2.1                       1.00                     12/15/03

Rex T. Fasching                10,000                                 2.1                       1.00                     12/15/03

Michael G. Snow                10,000                                 2.1                       1.00                     12/15/03
-----------




(1) All stock options were granted with an exercise price equal to the fair market value of the common stock on the date of grant, which was the closing price of the common stock as reported on the Nasdaq SmallCap Market on such date.


                    AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND
                         OPTION VALUES AT END OF FISCAL 1998


                                                                                Number of                          Value of
                                                                           Securities Underlying                 Unexercised
                                                                            Unexercised Options             In-the-Money Options
                             Shares                                       at December 31, 1998 (#)      at December 31, 1998($)(1)
                            Acquired on         Value                           Exercisable/                   Exercisable/
Name                       Exercise (#)    Realized ($)(1)                     Unexercisable                   Unexercisable
----------------------     ------------   ----------------                     -------------                   --------------
Richard Jahnke                -0-          -                                     50,000/350,000                   -0- / -0-

Glenn D. Taylor               -0-          -                                       -0- / -0-                      -0- / -0-

Anthony A. Curro              -0-          -                                       -0- / -0-                      -0- / -0-

David B. Viele                -0-          -                                      5,000/15,000                    -0- / -0-

Terrance J. Kapsen            -0-          -                                     22,500/32,500                    -0- / 1,880

Dale H. Johnson               -0-          -                                     10,000/40,000                    -0- / 1,880

Rex T. Fasching               -0-          -                                     30,000/47,500                    -0- / 1,880

Michael G. Snow               -0-          -                                     15,000/25,000                    -0- / 1,880
----------


(1) Value has been determined based upon the difference between the per share option exercise price and the market value of the Common stock at the date exercised or December 31, 1998.

EMPLOYMENT AGREEMENTS

     Other than as stated below, the Company does not have employment agreements with its Named Executives.

     In December 1998, the Company into an employment agreement with Richard
Jahnke.   Under the terms of the employment agreement,  Mr. Jahnke serves as
President and Chief Executive Officer of the Company for an annual base salary of $240,000. Mr. Jahnke will also be entitled to bonuses in accordance with an incentive compensation plan to be mutually agreed upon each year between Mr.
Jahnke and the board of directors..   Mr Jahnke also received options to
purchase 200,000 shares of common stock at a price of $1.25 per share which vest over three year period and option to purchase 200,000 shares at a price of $2.25 per share which vest in July 2008, subject to earlier vesting upon the achievement of performance goals agreed upon between Mr. Jahnke and the Company. The employment agreement has a term of two years. In the event Mr. Jahnke's employment is terminated without case prior to a change in control, the Company will pay Mr. Jahnke's salary for a period of 12 months together with unpaid bonuses or incentive amounts earned by Mr. Jahnke. In the event that Mr. Jahnke's employment is terminated after a change in control without cause, the Company will pay Mr. Jahnke's salary for a period of 24 months together with unpaid bonuses or incentive amounts earned by Mr. Jahnke.

     The Company entered into a Compensation and Benefits Assurance Agreement (the "Employment Agreement") with Messrs. Kapsen and Snow effective December 16, 1996. The Employment Agreement assures Messrs. Kapsen and Snow of continued employment and certain benefits in the event of a Change in Control, as such term is defined in the Employment Agreement. The term of the Employment Agreement extends until December 16, 1998 at which time it automatically renews for an additional two years and then again in successive two year periods unless terminated by either party by written notice 90 days prior to the end of the then current term. Under the terms of the Employment Agreement, if these individual's employment ends for any reason specified as being a Qualifying Termination, as such term is defined in the Agreement, they are entitled to unpaid salary, vacation pay and expenses, severance pay, health insurance coverage and outplacement services for periods specified in the Employment Agreement.



                           INCREASE IN AUTHORIZED SHARES
                                  (PROPOSAL NO. 2)

     In 1999, the Board of Directors of the Company adopted a resolution, subject to shareholder approval and ratification, approving an amendment to the Company's Amended and Restated Articles of Incorporation, to increase the aggregate number of shares of stock authorized for issuance from 10,000,000 to 25,000,000.

     The following resolution will be presented to the shareholders for approval.

          RESOLVED, that Section 3.01of the Articles Incorporation of this corporation be amended to read as follows:


          "The aggregate number of shares of stock that this corporation shall have the authority to issue is 25,000,000. All common stock issued shall have a par value of $.05 per share."

     As of April 23, 1999, of the 10,000,000 shares of stock currently authorized, the Company had 5,613,620 shares of common stock outstanding, and 444,445 shares of Class A Stock convertible into 1,500,000 shares of common stock, and 2,474,213 shares reserved for issuance pursuant to options, warrants, convertible securities and other arrangements. If this proposal is adopted to increase the Company's authorized shares of stock to 25,000,000, the Company will have 15,418,051 shares of stock authorized and available for future issuance.

     The proposed increase in the number of shares of stock authorized for issuance by the Company is designed to ensure that shares of stock will be available, if needed, for various corporate purposes including, but not limited to, stock splits, stock dividends and other distributions. Although the Company may seek equity capital during fiscal 1999, it currently has no arrangements, commitments or understandings with respect to the issuance of any of the additional shares that would be authorized by the proposed amendment; however, the Board believes it is desirable to have the authorized capital of the Company sufficiently flexible so that future business needs and corporate opportunities may be dealt with by the Board of Directors without undue delay or the necessity of holding a special shareholders' meeting. Additionally, the increased authorized shares could be used by the Company to make a takeover attempt by a third party more difficult, such as by using the shares to make a counter-offer for the shares of the bidder or by selling shares to dilute the voting power of the bidder. As of the date of this Proxy Statement, the Board is unaware of any effort to accumulate the Company's shares of Common stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     If adopted by the shareholders, the proposed amendment will be accomplished by the filing of Articles of Amendment with the Secretary of State of the State of Minnesota, which would be expected to be accomplished promptly following shareholder approval.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the Common stock of the Company, voting at the meeting in person or by proxy, is required for the approval of the increase in authorized shares of the Company.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS
                       VOTE FOR ADOPTION OF THIS PROPOSAL 2.





                             AMENDMENT TO THE COMPANY'S
                                1987 STOCK OPTION PLAN
                                   (PROPOSAL NO. 3)

AMENDMENT TO INCREASE ANNUAL LIMITATION ON OPTION GRANTS.

     The 1987 Plan authorizes the issuance of up to 1,425,000 shares of common stock. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans that have an annual cap on the number of shares that may be granted to any given individual will not be subject to the deduction limit. The 1987 Plan currently has an annual cap of 75,000 on the amount of shares subject to an option grant. In December 1998, the Board of Directors amended the 1987 Plan, subject to ratification and approval of the shareholders, to increase the annual cap to 200,000 shares. By adopting this change, the Company may deduct any compensation expense resulting from the grant or exercise of options issued under the Plan without regard to the limitations under Code Section 162(m), including options to the individuals described above.

SUMMARY OF 1987 PLAN

     A general description of the basic features of the 1987 Plan, assuming the amendment described above is approved by the shareholders, is outlined below. This summary is qualified in its entirety by the terms of the 1987 Plan, a copy of which, in its amended form, may be obtained from the Secretary of the Company.

     GENERAL. The 1987 Plan provides for the granting to participating eligible employees of the Company of (a) options to purchase Common stock that qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") and (b) options to purchase Common stock that do not qualify as incentive stock options ("Non-Qualified Options"). The 1987 Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of options to non-employee directors) selects the participants to be granted options under the 1987 Plan, determines the amount of grants to participants and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 1987 Plan. As of April 15, 1999, there were approximately 119 employees of the Company who may be deemed to be eligible employees under the 1987 Plan, of whom 77 were participants. The 1987 Plan will terminate on March 11, 2002, and may be terminated before that date by action of the Board. No options will be granted after the termination of the 1987 Plan. The maximum number of shares of Company Common stock that may be issued under the 1987 Plan is currently 1,425,000.

     STOCK OPTIONS. Incentive Stock Options must be granted with an exercise price equal to at least the fair market value of the Common stock on the date of grant (or, in the case of participants owning more than 10% of the total combined voting power of all classes of stock of the Company, at least equal to 110% of the fair market value on the date of grant); Non-Qualified Options may be granted with an exercise price less than 100% of the fair market value of the Common stock on the date of grant.

     For Incentive Stock Options granted after December 31, 1986, the aggregate fair market value (determined as of the time the Incentive Stock Option is granted) of shares of Common stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the 1987 Plan during any calendar year may not exceed $100,000. On April 15, 1999, the closing price of a share of Company Common stock as reported by the Nasdaq SmallCap Market was $1.25. Incentive Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant (five years in the case of an Incentive Stock Option granted to participants owning more than 10% of the total combined voting power of all classes of stock of the Company). Non-Qualified Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock options become exercisable during their terms in the manner determined by the Compensation Committee. Stock options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a participant they may be exercised only by the participant.

     FEDERAL INCOME TAX CONSEQUENCES. The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an award.

     INCENTIVE STOCK OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 1987 Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that
(i) an amount equal to the excess of the fair market value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as "excess parachute payments" within the meaning of the Code.

     If a participant disposes of the shares acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the participant exercised the Incentive Stock Option and the shares were transferred to the participant (the "Applicable Holding Periods"), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. As part of the Taxpayer Relief Act of 1997, Congress modified the maximum federal income tax rate for most long-term capital gains recognized after May 6, 1997. Under the new law, capital gains resulting from property held for more than 12 months will be taxed at a maximum rate of 20% and capital gains resulting from property held for less than one year will be taxed at a maximum rate of 28%.

     NON-QUALIFIED OPTIONS. An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

VOTE REQUIRED

     Shareholder approval of the amendment to the 1987 Plan requires the affirmative vote by the holders of a majority of shares of Common stock represented at the Annual Meeting and entitled to vote.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE
                          FOR ADOPTION OF THIS PROPOSAL 3.





                                CERTAIN TRANSACTIONS

     In January 1997, the Company retained Manchester Business Services, Inc., an organizational renewal firm of which Mark W. Sheffert is Chairman, to design and implement a restructuring plan. In connection with the engagement of Manchester, Mr. Sheffert was elected as a director of the Company. On March 25, 1997, Mr. Sheffert became Chairman of the Board of the Company. Under the Retainer Agreement executed with Manchester as amended, the Company agreed to pay Manchester a monthly fee of $10,000, plus out-of-pocket expenses, during 1998. The Company also agreed to indemnify Manchester with respect to any legal action to which Manchester may be subject in connection with providing the services contemplated by the Retainer Agreement.

     On November 10, 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") by and among the Company and FAMCO II LLC, Special Situations Fund III, L.P., Special Situations Private Equity Fund L.P. and Special Situations Cayman Fund L.P. (the "Investors"). Upon request of the Company as allowed under the terms of the Agreement, on January 30, 1998 and February 10, 1998, the Investors purchased 181,818, 136,364, 181,818 and 45,455 shares, respectively, of the Company's common stock, $.05 par value (the "Common stock"), at a per share purchase price of $2.75.

     On September 30, 1998, the Company entered into a Stock Purchase Agreement (the "Agreement") by and among the Company and FAMCO II LLC and Compumedics Sleep PTY (the "Investors"). Under the terms of the Agreement, the Investors purchased 300,000 and 250,000 shares, respectively, of the Company's Common
stock at a purchase price of $1.00 per share.    In addition, as a result of
this September 1998 issuance of 550,000 shares of common stock at $1.00 per shares, the conversion provisions of the Class A stock issued to FAMCO II LLC in 1997 were adjusted so that the Class A stock became convertible into common stock at a price of $1.00 per share. This increased the number of shares issuable on conversion of the Class A stock from 666,666 to 1,500,000.


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common stock. Officers, directors and greater than ten percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners were satisfied, except with respect to Mr. Sheffert who filed a late Form 5 amendment.


                               SHAREHOLDER PROPOSALS

     Any shareholder desiring to submit a proposal for action at the 2000 Annual Meeting of Shareholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 350 Oak Grove Parkway, Saint Paul, Minnesota 55127 addressed to Investor Relations, no later than January 3, 2000 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

     On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2000 Annual Meeting of Shareholders, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company's proxy statement, by March 19, 2000, the Company will be allowed to use its voting authority as described above.

                                   OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the Annual Meeting, except matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the shares represented by proxy will be voted in accordance with the judgment of the persons named in the accompanying form of proxy.

                                     FORM 10-KSB

     A copy of the company's annual report on form 10-KSB (excluding exhibits) filed with the Securities and Exchange Commission has been furnished, free of charge, to shareholders of record on April 23, 1999. Additional persons wishing to receive a copy, free of charge, should submit a written request to:

                              Chief Financial Officer
                            Medical Graphics Corporation
                               350 Oak Grove Parkway
                            Saint Paul, Minnesota  55127


         PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.



                              By Order of the Board of Directors,



                              Richard E. Jahnke
                              President and Chief Executive Officer


April 30, 1999

                            MEDICAL GRAPHICS CORPORATION
                           ANNUAL MEETING OF SHAREHOLDERS
                                    MAY 27, 1999

                 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned, revoking all prior proxies, hereby constitutes and appoints Mark W. Sheffert, John C. Penn and Richard E. Jahnke, and each of them, with full power of substitution, as proxies to vote all shares of capital stock of Medical Graphics Corporation held by the undersigned at the Annual Meeting of Shareholders of the company to be held on May 27, 1999, and at any adjournments thereof, as designated below on the matters referred to and in their discretion upon such other business as may properly come before the Annual Meeting.

(1)  ELECTION OF DIRECTORS:

     / / FOR ALL nominees listed below        / / WITHHOLD AUTHORITY
     (except as marked to the contrary to vote for ALL nominees listed below)


                       Gerald T. Knight, W. Edward McConaghay

    (INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, write that nominee's name on the space provided below)

   ----------------------------------------------------------------------------
(2) The proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of capital stock from 10,000,000 to 25,000,000.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(3)  The proposal to amend the Company's 1987 Stock Option Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(4) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY  WILL  BE VOTED  AS  SPECIFIED  HEREIN. IF  NO  INSTRUCTIONS  ARE
INDICATED, PROXIES WILL BE VOTED FOR THE ELECTION OF NOMINEES NAMED HEREIN AND FOR THE OTHER PROPOSALS. Please sign exactly as your name appears below. When shares are held by joint tenants, both must sign. Fiduciaries should indicate title and authority.

                                            Date:                       , 1999
                                                 -----------------------

                                          ----------------------------------
                                            (Signature)

                                          ----------------------------------
                                            (Signature, if held jointly)

                                          ----------------------------------
                                            (Title or Authority)
                                            PLEASE SIGN, DATE AND RETURN THIS
                                            PROXY PROMPTLY IN THE ENVELOPE
                                            PROVIDED.